UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) November 30, 2015

WILLBROS GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-34259	30-0513080
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4400 Post Oak Parkway, Suite 1000, Houston, Texas 77027

(Address of Principal Executive Offices) (Zip Code)

(713) 403-8000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Sale of Professional Services Segment

On November 30, 2015, Willbros Group, Inc. (the “Company”), entered into an Amended and Restated Securities Purchase Agreement dated as of such date (the “Purchase Agreement”), by and among TRC Solutions, Inc., as purchaser (the “Purchaser”), TRC Companies, Inc. (“TRC”), Willbros United States Holdings, Inc., as seller (the “Seller”), and the Company. Pursuant to the Purchase Agreement, the Seller agreed to sell all of the Company’s Professional Services segment to the Purchaser for $130 million of cash, subject to working capital and other adjustments. The transactions contemplated by the Purchase Agreement closed on November 30, 2015.

The Amended and Restated Securities Purchase Agreement amended and restated a Securities Purchase Agreement entered into among the Purchaser, TRC, the Seller and the Company on October 3, 2015, which the Company reported on Form 8-K filed on October 6, 2015. The amendments include (1) revision of the post-closing net working capital adjustment thresholds and (2) the holdback of $7.5 million from the purchase price delivered at closing until the Company effects the novation of a customer contract from one of the subsidiaries sold in the transaction to the Company (or obtains written approval of a subcontract of all the work that is the subject of such contract) and obtaining certain consents; but if such novation, subcontract or consents are not approved by March 15, 2016, the Purchaser shall pay the holdback amount to the Seller on such date.

Pursuant to the Purchase Agreement, the Company has guaranteed the obligations of the Seller thereunder, including certain indemnification obligations. The Purchase Agreement contains customary representations, warranties, covenants and indemnities of the parties to the agreement.

A copy of the Purchase Agreement is attached to this Current Report on Form 8-K as Exhibit 2.1 and is incorporated by reference into this Item 1.01 as though fully set forth herein. The foregoing summary description of the Purchase Agreement and the transactions contemplated therein is not intended to be complete and is qualified in its entirety by the complete text of the Purchase Agreement.

The Purchase Agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual or financial information about the Company, the Seller or any of their subsidiaries or affiliates. The representations, warranties and covenants contained in the Purchase Agreement were made only for purposes of that agreement and as of specific dates; were solely for the benefit of the parties to the Purchase Agreement; may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Purchase Agreement instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of the Company, the Seller or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Purchase Agreement. The Purchase Agreement should not be read alone, but should instead be read in conjunction with the other filings that the Company makes with the Securities and Exchange Commission.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On November 30, 2015, the transactions contemplated by the Purchase Agreement were consummated, and the Seller sold all of the Company’s Professional Services segment to the Purchaser. The discussion of the Purchase Agreement in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.01.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) In conjunction with the sale of the Company’s Professional Services segment, on November 30, 2015, Edward J. Wiegele, Executive Vice President, Engineering and Technology of the Company and President of Professional Services, resigned from these positions and joined the Purchaser.

Item 9.01.	Financial Statements and Exhibits.

(b)	Pro forma financial information.

Filed as Exhibit 99.1 to this Current Report on Form 8-K, and incorporated herein by reference, are unaudited pro forma condensed consolidated financial statements of the Company as of and for the nine months ended September 30, 2015 and for the years ended December 31, 2014, 2013 and 2012 which have been prepared to give effect to the sale of the Company’s Professional Services segment, completed on November 30, 2015. The pro forma financial statements are presented for informational purposes only and do not purport to represent what the Company’s consolidated results of operations or financial position would have been had the sale of the Company’s Professional Services segment occurred on the dates indicated or to project the Company’s consolidated financial position as of any future date or the Company’s consolidated results of operations for any future period.

(d)	Exhibits.

The following exhibits are filed herewith:

2.1	Amended and Restated Securities Purchase Agreement dated as of November 30, 2015, by and among TRC Solutions, Inc., as purchaser, TRC Companies, Inc., Willbros United States Holdings, Inc., as seller, and Willbros Group, Inc.

99.1	Company pro forma financial statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WILLBROS GROUP, INC.

Date: December 4, 2015	By:	/s/ Van A. Welch
Van A. Welch
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

2.1	Amended and Restated Securities Purchase Agreement dated as of November 30, 2015, by and among TRC Solutions, Inc., as purchaser, TRC Companies, Inc., Willbros United States Holdings, Inc., as seller, and Willbros Group, Inc.

99.1	Company pro forma financial statements.